Exhibit 99.2

GRAND CANYON EDUCATION, INC. REPORTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 1, 2018, Grand Canyon Education, Inc., a Delaware corporation (the “Company” or “GCE”) whose sole business is the operation of Grand Canyon University (“GCU”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Gazelle University, an Arizona nonprofit corporation (“New GCU”). Under the term of the Asset Purchase Agreement, the Company transferred to New GCU the real property and improvements comprising the University’s existing campus as well as tangible and intangible academic and related operations and assets (the “Transferred Assets”), and New GCU assumed liabilities related to such Transferred Assets. The base purchase price that New GCU paid for the Transferred Assets at closing was $853.1 million, which reflected the book value of the tangible Transferred Assets as of April 30, 2018. The base purchase price amount is subject to a post-closing adjustment to ensure that the final purchase price is equivalent to the lesser of the book value of the tangible Transferred Assets as of July 1, 2018 or the fair market value of the Transferred Assets at such date as determined by third party appraisals (in each case, plus $1.00 for the intangible Transferred Assets), which we estimate to be $875.0 million as of July 1, 2018. New GCU paid the purchase price for the Transferred Assets by issuing to the Company a seven-year senior secured note, subject to customary commercial credit terms and secured by all of the assets of New GCU, that provides for interest only payments at the rate of 6.0% per annum, with all principal and accrued and unpaid interest due at maturity (the “Note”). Upon the closing of the Asset Purchase Agreement, the Company and New GCU entered into a long-term master services agreement pursuant to which the Company will provide identified technological, counseling, marketing, financial aid and other support services to New GCU in return for an agreed upon share of New GCU’s tuition and fee revenue. The foregoing actions, which are referred to collectively herein as the “Transaction,” were completed on July 1, 2018.

In the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, the Transferred Assets did not yet meet the criteria to be classified as assets held for sale. As of June 30, 2018, such criteria had been met and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 will reflect the Transferred Assets as assets held for sale.

The Company’s accounting and financial reporting in these unaudited pro formas is based on its preliminary assessment of the appropriate application of Generally Accepted Accounting Principles (“GAAP”). The final application of GAAP to the Transaction may differ from what is presented in these unaudited pro formas.

The unaudited pro forma condensed consolidated financial statements of the Company presented in this Exhibit were derived from the Company’s historical consolidated financial statements and are being presented to give effect to the Transaction.

The unaudited pro forma condensed consolidated balance sheet assumes that the Transaction had occurred on March 31, 2018. The unaudited pro forma condensed consolidated income statements are presented as if the Transaction had occurred on January 1, 2017. The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes.

The pro forma adjustments are based on the best information available and assumptions that management believes are (a) directly attributable to the Transaction, (b) are factually supportable and (c) with respect to the income statement, have a continuing impact on the consolidated results. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information is provided herein for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Transaction occurred on January 1, 2017. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the sale, including potential general and administrative cost savings.

GRAND CANYON EDUCATION, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2018
ASSETS:
(In thousands, except par value)	Historical (1)	Pro Forma Adjustments	Pro Forma
Current assets
Cash and cash equivalents	$242,846	$(52,100)[A]	$190,746
Restricted cash and cash equivalents	72,816	(72,816)[A]	—
Investments	91,910	—	91,910
Accounts receivable, net	9,469	(9,469)[A]	—
Income tax receivable	1,329	—	1,329
Other current assets	16,994	(7,090)[A]	9,904

Total current assets	435,364	(141,475)	293,889
Property and equipment, net	950,156	(841,164)[A]	108,992
Prepaid royalties	2,689	—	2,689
Goodwill	2,941	—	2,941
Note receivable, less current portion	—	841,164 [A]	841,164
Other assets	833	—	833

Total assets	$1,391,983	$(141,475)	$1,250,508

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$36,100	$—	$36,100
Accrued compensation and benefits	25,013	—	25,013
Accrued liabilities	26,571	(3,156)[A]	23,415
Income taxes payable	30,234	—	30,234
Student deposits	72,948	(72,948)[A]	—
Deferred revenue	64,130	(64,130)[A]	—
Current portion of notes payable	6,670	(98)[A]	6,572

Total current liabilities	261,666	(140,332)	121,334
Other noncurrent liabilities	1,131	(1,131)[A]	—
Deferred income taxes, noncurrent	19,900	—	19,900
Notes payable, less current portion	58,274	(12)[A]	58,262

Total liabilities	340,971	(141,475)	199,496

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2018	—	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 52,496 shares issued and 48,217 shares outstanding at March 31, 2018	525	—	525
Treasury stock, at cost, 4,279 shares of common stock at March 31, 2018	(112,726)	—	(112,726)
Additional paid-in capital	237,056	—	237,056
Accumulated other comprehensive loss	(526)	—	(526)
Retained earnings	926,683	—	926,683

Total stockholders’ equity	1,051,012	—	1,051,012

Total liabilities and stockholders’ equity	$1,391,983	$(141,475)	$1,250,508

(1)	The historical consolidated balance sheet of the Company as of March 31, 2018 does not reflect the Transferred Assets as assets held for sale. The pro forma adjustments assume that the Transaction occurred on March 31, 2018.

GRAND CANYON EDUCATION, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

	Three Months Ended March 31, 2018
	Historical (1)	Pro Forma Adjustments	Pro Forma	Reclasses		Reclassed Pro Forma
Net Revenue	$275,681	$(275,681)[B]	$—	$—		$—
Service Revenue		$165,409 [B]	165,409	—		165,409

Total Revenue	$275,681	$(110,272)	$165,409	$—		$165,409

Costs and expenses:
Technology and academic services	—	—	—	13,569	[G]	13,569
Counseling services and support	—	—	—	48,285	[H]	48,285
Marketing and communication	—	—	—	28,130	[I]	28,130
Instructional costs and services	111,027	(83,894)[C]	27,133	(27,133	)[G] [H]	—
Admissions advisory and related	34,854	(133)[C]	34,721	(34,721)[H]		—
Advertising	25,715	(269)[C]	25,446	(25,446)[I]		—
Marketing and promotional	2,684	—	2,684	(2,684)[I]		—
General and administrative	11,309	(4,232)[C]	7,077	—	[J]	7,077

Total costs and expenses	185,589	(88,528)	97,061	—		97,061

Operating income	90,092	(21,744)	68,348	—		68,348
Interest income	—	13,125 [D]	13,125	—		13,125
Interest expense	(346)	—	(346)	—		(346)
Investment income and other	981	—	981	—		981

Income before income taxes	90,727	(8,619)	82,108	—		82,108
Income tax expense	17,046	(2,145)[E]	14,901	—		14,901

Net income	$73,681	$(6,475)	$67,206	$—		$67,206

Earnings per share:
Basic income per share	$1.55		$1.42

Diluted income per share	$1.52		$1.39

Basic weighted average shares outstanding	47,432	(62)[F]	47,370

Diluted weighted average shares outstanding	48,397	(161)[F]	48,236

(1)	The historical consolidated statements of income of the Company for the three months ended March 31, 2018 assume that the Transaction occurred as of January 1, 2017.

GRAND CANYON EDUCATION, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

	Year Ended December 31, 2017
	Historical (1)	Pro Forma Adjustments	Pro Forma	Reclasses		Reclassed Pro Forma
Net Revenue	$974,134	$(974,134)[B]	$—	$—		$—
Service Revenue		584,480 [B]	584,480	—		584,480

Total Revenue	$974,134	$(389,654)	$584,480	$—		$584,480

Costs and expenses:
Technology and academic services				52,250	[G]	52,250
Counseling services and support				176,451	[H]	176,451
Marketing and communication				107,712	[I]	107,712
Instructional costs and services	410,840	(310,211)[C]	100,629	(100,629	)[G] [H]	—
Admissions advisory and related	128,544	(472)[C]	128,072	(128,072)[H]		—
Advertising	98,608	(525)[C]	98,083	(98,083)[I]		—
Marketing and promotional	9,629		9,629	(9,629)[I]		—
General and administrative	43,759	(15,201)[C]	28,558	—	[J]	28,558

Total costs and expenses	691,380	(326,409)	364,971	—		364,971

Operating income	282,754	(63,245)	219,509	—		219,509
Interest income	—	52,500 [D]	52,500	—		52,500
Interest expense	(2,169)	—	(2,169)	—		(2,169)
Investment income and other	2,943	—	2,943	—		2,943

Income before income taxes	283,528	(10,745)	272,783	—		272,783
Income tax expense	80,209	(4,104)[E]	76,105	—		76,105

Net income	$203,319	$(6,641)	$196,678	$—		$196,678

Earnings per share:
Basic income per share	$4.31		$4.18

Diluted income per share	$4.22		$4.09

Basic weighted average shares outstanding	47,140	(37)[F]	47,103

Diluted weighted average shares outstanding	48,235	(133)[F]	48,102

(1)	The historical consolidated statements of income of the Company for the year ended December 31, 2017 assume that the Transaction occurred as of January 1, 2017.

GRAND CANYON EDUCATION, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following pro forma adjustments are included in the unaudited pro forma consolidated balance sheet and or the unaudited pro forma consolidated income statements:

A.	Reflects the base purchase price for the Transferred Assets of $841.2 million (subject to post-closing adjustment in accordance with the terms of the Asset Purchase Agreement) and New GCU’s payment of the purchase price through the issuance of the Note. The base purchase price approximates the book value of the Transferred Assets as of March 31, 2018. The total purchase price of the Transferred Assets on the closing date will be equal to the lesser of the book value or fair market value of the Transferred Assets as of July 1, 2018 and, after adjustment, is expected to be approximately $875.0 million. Transferred Assets include property, plant and equipment, construction in process, cash, accounts receivable, prepaid expenses, and liabilities including student deposits, deferred revenue.

B.	Reflects the elimination of historical revenues from operations and the inclusion of service revenue based on the contractual specified percentage (60%) earned from our institutional partner.

C.	Reflects the elimination of certain education related expenses, including employee costs for approximately 74% of the Company’s workforce that transferred to New GCU (including 35% of the Company’s full-time employees (approximately 1,400) and substantially all of the Company’s 6,000 part-time and adjunct employees and student workers). This also includes the elimination of any depreciation and amortization related to the Transferred Assets.

D.	Reflects the estimated interest income on the note receivable at 6%, assuming the total purchase price for the Transferred Assets is $875.0 million.

E.	Reflects the tax effect of the pro forma adjustments at the statutory rate in effect during the periods for which the pro forma income statements are presented.

F.	Reflects the adjustment for forfeited shares and removal of shares that would not have vested in 2017 and 2018 from previous restricted stock awards for employees transitioning to New GCU.

G.	Reclassification to technology and academic services (previously a component of instructional costs and services). This expense category includes salaries, benefits and share-based compensation, information technology costs, curriculum and new program development costs (which are expensed as incurred) and other costs for groups associated with the ongoing improvement and maintenance of our educational infrastructure including online course delivery and management, student records, assessment, customer relations management, and other internal administration systems as well as faculty services, technical support, and assistance with state compliance. This category also includes an allocation of depreciation, amortization, rent, and occupancy costs attributable to the provision of these services, primarily at our Phoenix, Arizona location.

H.	Reclassification to counseling services and support (previously a component of instructional costs and services and admissions advisory and related). This expense category includes salaries, benefits and share-based compensation, and other costs for groups that provide team-based counseling and other support to prospective and current students as well as financial aid processing. This category also includes an allocation of depreciation, amortization, rent, and occupancy costs attributable to the provision of these services, primarily at our Phoenix, Arizona location.

I.	Represents the combination of the historical income statement caption of advertising, and marketing and promotional. This expense category includes salaries, benefits and share-based compensation for marketing and communication personnel, brand advertising, marketing to prospective students and other promotional and communication expenses. This category also includes an allocation of depreciation, amortization, rent, and occupancy costs attributable to marketing and promotional activities. Marketing and promotional costs are expensed as incurred.

J.

Represents the historical general and administrative caption. General and administrative expenses include salaries, benefits, and share-based compensation of employees engaged in corporate management, finance, human resources, compliance, and other corporate functions. General and administrative expenses also include an allocation of depreciation, amortization, rent and occupancy costs attributable to the departments providing general and administrative functions. Most of GCE’s historical general and administrative costs will remain however some departments will transition to New GCU.

Items non-recurring in nature, including the removal of deferred tax assets and liabilities associated with the Transferred Assets and the taxable gain associated with the sale are not reflected in the pro forma adjustments in the condensed consolidated statement of operations.